EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-138999 on Form S-3 of our report dated March 24, 2004 (except as to the effects of the reverse stock split described in Note I thereto, as to which our report is dated December 21, 2004), relating to the financial statements and financial statement schedule of Environmental Power Corporation appearing in the Annual Report on Form 10-K of Environmental Power Corporation for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts March 7, 2007